Exhibit 99

Contacts:	Perry Yeatman (Media)	Christopher M. Jakubik (Investors)
	847-646-1045	847-646-5494

Kraft Foods Inc. Posts Mixed Third Quarter 2006 Results

•          Third quarter reported net revenues grew at a modest 2.3%.

•          Third quarter reported diluted EPS increased 12.5% to $0.45; excluding items affecting comparability, diluted EPS grew 9.5% to $0.46.

•          Full-year 2006 EPS guidance increased to $1.86—$1.89 reflecting gains on divestitures.

NORTHFIELD, IL—Oct. 23, 2006—Kraft Foods Inc. (NYSE: KFT) today reported third quarter 2006 net revenue growth of 2.3% from improved product mix and solid earnings gains driven by higher gross margins, restructuring savings and share repurchases.

“Our third quarter results were mixed. Our restructuring efforts have enabled us to fund a number of successful initiatives in some key growth areas, including ‘better-for-you’ products, snacking and convenient meals,” said Irene B. Rosenfeld, chief executive officer. “However, while income growth was strong, our aggregate top-line growth is not where it needs to be. We must continue to invest to build our momentum and generate growth more broadly.”

Net revenues for the third quarter grew 2.3% to $8.2 billion. Excluding a negative 1.4 percentage point impact from divestitures and a favorable currency impact of 1.5 percentage points, organic net revenue(1) growth was 2.2%. Growth was driven by North American convenient meals, biscuits, powdered beverages, cheese and cereals as well as Latin America and Eastern Europe.

Product mix improvement was broad-based, contributing 3.6 percentage points to organic net revenue growth led by double-digit gains in sugar-free Crystal Light and reduced-sugar Kool-Aid powdered beverages and strong growth in developing markets. Pricing added 0.5 percentage points to revenue growth and included increases in Latin America, cookies, crackers and Eastern Europe that were partially offset by lower prices related to dairy costs in Cheese & Foodservice and increased promotional spending in European coffee.

(1)                                     The Company’s top-line guidance measure has been redefined in 2006 to be organic net revenues, which excludes acquisitions; the impact of divestitures; currency impact; and asset impairment, exit and implementation costs. This measure differs from the previous ongoing constant currency revenues measure by also excluding the impact of acquisitions. Management believes this measure better reflects revenues on a go-forward basis and provides improved comparability of results.

While total ongoing volume declined 1.9 percentage points, strong gains were achieved across numerous products that provide consumers with convenient and/or better-for-you alternatives. Leading gainers included Oscar Mayer meats, Post cereals, Kraft natural cheese, DiGiorno pizza and Wheat Thins snack crackers. However, these gains were more than offset by product item pruning and the discontinuation of select product lines, primarily in the North American Foodservice and Canadian ready-to-drink beverage businesses, as well as weakness in several beverage and grocery franchises.

Items Affecting Diluted EPS Comparability

	Third Quarter			Nine Months
	2006	2005	Growth (%)	2006	2005	Growth (%)
Reported Diluted EPS	$0.45	$0.40	12.5%	$1.47	$1.10	33.6%
Asset Impairment, Exit and Implementation Costs	0.06	0.02		0.25	0.10

(Gain) on United Biscuits Redemption	(0.09)			(0.09)

(Gains)/Losses on Sales of Businesses	0.04			0.04	(0.04)
(Favorable) resolution of the Altria Group, Inc. 1996-1999 IRS Tax Audit				(0.24)

Discontinued Operations					0.16

Diluted EPS excluding above items	$0.46	$0.42	9.5%	$1.42 *	$1.32	7.6%

*                                         Does not add due to rounding.

During the quarter, $148 million ($94 million after-tax or $0.06 per diluted share) in asset impairment, exit and implementation costs were incurred primarily related to ongoing streamlining efforts. In addition, a gain of $251 million ($148 million after-tax or $0.09 per diluted share) was realized on Kraft’s redemption of its interest in United Biscuits and a loss of $3 million ($60 million after-tax or $0.04 per diluted share) was incurred on the divestiture of the pet snacks brand and assets. For comparison, in the third quarter 2005, the Company incurred $42 million ($28 million after-tax or $0.02 per diluted share) in asset impairment, exit and implementation costs.

Operating income increased 18.2% to $1.4 billion. Excluding the asset impairment, exit and implementation costs and gains/losses on the sale of businesses, operating income increased 5.6% and operating income margin increased to 15.2% from 14.8%. The gains were led by lower dairy costs, improved product mix and ongoing manufacturing efficiencies and cost savings, partially offset by higher energy and packaging costs. Results also reflect higher marketing spending to support brand investments.

The Company’s tax rate in the third quarter 2006 was 38.7%. Excluding the tax effects of asset impairment, exit and implementation costs, the gain on Kraft’s redemption of its interest in United Biscuits and gains/losses on the sale of businesses, the effective tax rate in the third quarter 2006 was 32.7%. This compares to an effective tax rate of 33.1% in the third quarter last year.

Third quarter 2006 reported net earnings were $748 million, an increase of 11.0% versus last year, while reported diluted earnings per share were $0.45, up 12.5% from $0.40 last year. Excluding asset impairment, exit and implementation costs as well as the gains/losses on the sale of businesses, net earnings for the quarter grew 7.4% and diluted earnings per share increased 9.5% to $0.46, benefiting from operating income growth and the Company’s stock repurchase program.

The Company continues to make progress on its cost restructuring program. Year-to-date, seven facility closures have been announced and various overhead reduction programs have been implemented. By the end of the third quarter, annualized ongoing savings for the program to date totaled approximately $465 million, up from approximately $260 million at the end of 2005.

The Company continues to expect that restructuring and other impairment charges will total approximately $1 billion in 2006, but now expects cumulative savings will reach approximately $530 million by the end of 2006, down from a previous expectation of $560 million due to timing of activities. However, there are no changes to the total cost or savings expectations over the life of the full restructuring program.

During the quarter, the Company repurchased 9.4 million Class A shares at a total cost of $312 million, bringing year-to-date share repurchases to 29.8 million Class A shares at a total cost of $937 million. As of Sept. 30, 2006, $1.3 billion remained under the Company’s $2.0 billion share repurchase plan. Also during the quarter, the Company increased its quarterly dividend by 8.7% to $0.25 per share.

2006 Outlook

Today, the Company is raising its EPS guidance for 2006 to $1.86 to $1.89 per diluted share from $1.78 to $1.83. The change reflects the third quarter $0.09 one-time gain related to Kraft’s redemption of its interest in United Biscuits (down from a previous estimate of $0.13 due to finalization of tax impacts and currency) and a projected fourth quarter $0.10 one-time gain for the divestiture of the Minute Rice brand and assets.

Guidance also includes $0.40 per diluted share of charges attributable to the Company’s restructuring program and other impairment charges, a loss of $0.07 per diluted share related to the divestiture of the pet snacks brand and assets (including $0.03 of asset impairments and a $0.04 loss on the sale) and a one-time gain of $0.24 per diluted share related to the favorable resolution of the Altria Group, Inc. 1996-1999 IRS Tax Audit.

In addition, the Company now expects its full-year effective tax rate to average 32.5% (down from 33%) excluding charges for asset impairment, exit and implementation costs; the impacts of the IRS tax audit resolution; and one-time gains and losses related to acquisitions and divestitures.

The Company confirmed its guidance for organic net revenue growth of 3% or greater in 2006 on a comparable 52-week basis, or 1% or greater reflecting the impact of one less week. Expectations for discretionary cash flow,(2) including the proceeds from announced divestitures, have increased to $3.5 billion from $3.4 billion due to proceeds expected from the closing of the Minute Rice divestiture.

Results by Segment

The following results by segment are presented in the manner described in the business segment reporting structure discussion in the Company’s Form 8-K filing dated March 27, 2006. Reported operating companies income (OCI) is defined as operating income before corporate expenses and amortization of intangibles. Management believes this measure helps investors analyze business segment performance and trends. For a reconciliation of OCI to operating income, see Schedules 1 and 6 of the attached financial schedules.

Summary of Reported Results By Segment
(percent change from prior year)

	Third Quarter
	Volume	Net Revenues	OCI

Beverages	(9.2)%	2.0%	(21.7)%
Cheese & Foodservice	(2.9)	(0.9)	20.1
Convenient Meals	3.2	5.1	(7.6)
Grocery	(20.9)	(7.6)	(10.7)
Snacks & Cereals	(4.0)	1.8	0.8
North America	(6.4)	0.7	(1.9)

European Union	(0.6)	3.0	100+
Developing Markets, Oceania & North Asia	(2.0)	10.0	11.9
Total Kraft	(5.0)%	2.3%	16.6%

(2)                                     The Company defines discretionary cash flow as net cash provided by operating activities less capital expenditures, and utilizes this measure for its cash flow guidance because it believes it more fully reflects both ongoing cash generation and usage activities. Discretionary cash flow is available to finance acquisitions, repay maturing debt, and distribute to shareholders.

The following table presents the 2006 segment growth rates on an ongoing basis, which excludes the impact of divestitures; asset impairment, exit and implementation costs; and gains/losses on the sale of businesses. Also presented is organic net revenue growth, which excludes acquisitions; the impact of divestitures; currency impact; and asset impairment, exit and implementation costs. Further information on the impact of these items, including reference to comparable GAAP measures, is included in the attached financial schedules. A quantitative reconciliation of all non-GAAP measures used in this Q3 2006 earnings release can be found in the Investors section of www.kraft.com by clicking “Financial News and Events,” then “Financial News Releases.”

Summary of Ongoing Results and Organic Net Revenue Growth By Segment
(percent change from prior year)

	Third Quarter
	Ongoing Volume	Ongoing Net Revenues	Ongoing OCI	Organic Net Revenues

Beverages	(9.2)%	2.0%	(13.1)%	1.4%
Cheese & Foodservice	(1.0)	(0.3)	28.4	(1.8)
Convenient Meals	3.2	5.1	6.1	4.7
Grocery	(4.0)	(0.2)	(4.7)	(1.5)
Snacks & Cereals	2.5	5.2	14.5	4.2
North America	(2.1)	2.7	8.5	1.7

European Union	(0.6)	3.0	(4.2)	(1.1)
Developing Markets, Oceania & North Asia	(2.0)	10.6	7.9	9.4
Total Kraft	(1.9)%	3.7%	6.7%	2.2%

North America Beverages reported an increase in net revenues for the third quarter of 2.0% to $731 million, with organic net revenue growth of 1.4%. Key strengths in the segment included convenient and better-for-you powdered beverage offerings such as single-serve Kool-Aid Singles and Crystal Light On-The-Go. Other significant contributors were the growth in premium offerings including Starbucks and Seattle’s Best coffees. Offsetting these successes were declines in ready-to-drink beverage revenues, down almost 9% due to the discontinuation of certain product lines, lost retail distribution on certain aseptic products, as well as lower Fruit20 flavored water volumes. Reported OCI of $83 million was down 21.7% and included $9 million in incremental asset impairment and exit costs. Ongoing OCI was down 13.1% as favorable product mix from strong growth in powdered beverages was more than offset by lower total volume and higher packaging and energy costs. In addition, the expenses incurred on the introduction of the Tassimo hot beverage system were higher than anticipated as revenues lagged expectations.

North America Cheese & Foodservice reported net revenues down 0.9% to $1.45 billion. Organic net revenues declined 1.8% due to lower pricing related to declines in dairy costs and the discontinuation of lower margin product lines in the Foodservice business. Successes in the quarter included higher cheese volumes, improved product mix and market share gains. These successes were driven by convenience-oriented Kraft natural snack cheeses and better-for-you Kraft Double the Calcium plus Vitamin D process slices as well as gains in Philadelphia soft cream cheese. Reported OCI was up 20.1% to $233 million despite a $17 million increase in asset impairment, implementation and exit costs. Ongoing OCI grew 28.4% reflecting lower dairy costs and improved product mix that was partially offset by lower prices.

North America Convenient Meals reported strong net revenue growth of 5.1%, to $1.23 billion, from organic net revenue growth of 4.7%. Drivers of the growth included volume gains from new products offering better-for-you or convenience options as well as favorable product mix and price increases. Meats continued to be driven by volume and market share gains from Oscar Mayer Fresh Shaved Deli meats. Pizza turned in strong results behind the new DiGiorno Harvest Wheat and Garlic Bread varieties as well as the growth of California Pizza Kitchen crispy thin crust pizza. Reported OCI declined 7.6% to $183 million due to $27 million of higher asset impairment, implementation and exit costs versus the prior year. Ongoing OCI grew 6.1% driven by volume growth, price increases in meat products, lower cheese costs and lower marketing spending though these were partially offset by higher meat, packaging and energy costs.

North America Grocery reported net revenues declined 7.6% to $597 million including a 7.4 percentage point impact from divestitures. Organic net revenues were down 1.5%. Despite gains in select convenient and better-for-you offerings such as Jell-O sugar-free ready-to-eat pudding and sugar-free Cool Whip, market share declines in spoonable dressings as well as category weakness and share declines in pourable dressings and other ready-to-eat desserts led to an overall revenue decline. Reported OCI fell 10.7% to $176 million reflecting $6 million of higher asset impairment, implementation and exit costs as well as the absence of $6 million in income from divested operations versus prior year. Ongoing OCI fell 4.7% due to lower volume and higher marketing expenditures that were partially offset by higher net prices.

North America Snacks & Cereals reported net revenues grew 1.8% to $1.59 billion despite a negative 3.4 percentage point impact due to the divestiture of the pet snacks brand and assets. Organic net revenue growth of 4.2% was driven by a combination of volume increases and higher pricing. Cookie growth was driven by strong gains in the Oreo, Nilla and Newtons cookie franchises along with the continuing success of Nabisco 100 Calorie Packs. Crackers recorded strong growth behind Wheat Thins, especially Wheat Thins Toasted Chips, as well as 100 Calorie Packs. However, this was partially offset by weakness in Kraft Cheese Nips and Ritz Bits Sandwiches. Net revenue gains in Cereals were due to the success of new Grape Nuts Trail Mix Crunch cereal and ongoing momentum of Post Honey Bunches of Oats. However, these were partially offset by lower revenues in kids’ cereals. Snack nut revenues declined due to market share loss. Reported OCI was up 0.8% to $255 million despite $11 million of higher asset impairment, implementation and exit costs, a $3 million loss on the sale of the pet snacks brand and assets, as well as the absence of $19 million in income from divested operations versus the prior year. Ongoing OCI grew 14.5% driven by volume growth and higher prices but this was partially offset by incremental investments in quality and growth initiatives as well as higher packaging and energy costs.

European Union reported net revenues grew 3.0% to $1.54 billion. Organic net revenue growth decreased 1.1% as small gains in coffee and chocolate, despite an exceptionally hot summer, were more than offset by declines in grocery and cheese. Coffee revenues were up reflecting the expansion of Tassimo into new markets as well as increases in Jacobs volume, particularly in Germany which benefited from increased promotional spending. In Chocolate, revenues also grew across most markets driven by successful new Milka products, positive mix and increased pricing. In Cheese, positive product mix in Philadelphia cream cheese was not enough to offset volume declines due to lower category consumption and losses to retailer brands. Reported OCI increased to $347 million driven by a $251 million gain on Kraft’s redemption of its interest in United Biscuits, partly offset by $40 million higher asset impairment, implementation and exit costs versus the prior year. Ongoing OCI decreased 4.2% due to lower volume and increased marketing and promotional spending, including continued investments in the Tassimo premium hot beverage system.

Developing Markets, Oceania & North Asia reported net revenues grew 10.0% to $1.1 billion, or 9.4% on an organic basis. The strong performance was led by double-digit growth in Eastern Europe, Middle East & Africa (EEMA) and high single-digit gains in Latin America. In EEMA, revenues were driven by coffee and chocolate in Russia, Ukraine, Bulgaria and Romania, as well as cheese in the Middle East. Revenue growth was particularly strong in Russia and Ukraine, driven by higher volume, strong product mix with gains in Jacobs and Carte Noire soluble coffee, and the benefit of pricing actions. In Latin America, strong revenue growth was driven by the benefit of pricing actions and positive mix. Gains were concentrated in chocolate, biscuits and cheese but these were moderated by the impact of market share losses in powdered beverages and product discontinuations in ready-to-drink beverages in Mexico. In Asia Pacific, revenues were higher driven by gains in biscuits in China and cheese in South East Asia. Reported OCI grew 11.9% to $122 million including $4 million lower asset impairment, implementation and exit costs versus the prior year. Ongoing OCI was up 7.9% driven by the strong revenue growth partially offset by incremental investments in marketing and infrastructure.

*   *   *

The Company will host a conference call for members of the investment community to review its results at 5 p.m. ET on Oct. 23, 2006. Access to a live audio webcast is available at www.kraft.com and a replay of the conference call will be available on the Company’s web site.

Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements. One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the Company’s current assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward looking statement made by or on behalf of the Company. These factors include: (a) the effect on the company of competition in its markets, changes in consumer preferences and demand for its products, including diet trends, changing prices for its raw materials and local economic and market conditions; (b) the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity; (c) the Company’s ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program; (d) the impact of gains or losses, or lost operating income, from the sales of businesses that are less of a strategic fit within the Company’s portfolio; (e) the effects of foreign economies, changes in tax requirements and currency movements; (f) fluctuations in levels of customer inventories and credit and other business risks related to the operations of the Company’s customers; (g) the Company’s access to credit markets, borrowing costs and credit ratings; (h) the Company’s benefit expense, which is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees; (i) the impact of recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations, potential claims relating to false or deceptive advertising under consumer protection or other laws and the possibility that consumers could lose confidence in the safety and quality of certain food products; (j) consumer concerns regarding genetically modified organisms and the health implications of obesity and trans fatty acids; and (k) potential short-term volatility in the trading volume and market price of the company’s stock as a result of a spin-off of the Company from Altria Group, Inc. Developments in any of these areas could cause the Company’s results to differ materially from results that have been or may be projected by or on behalf of the company. the Company cautions that the foregoing list of important factors is not exclusive. For additional information on these and other factors that could affect the company’s forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed annual report on Form 10-K and subsequent reports on Form 10-Q and
8-K. Any forward looking statements in this press release are made as of the date hereof. The Company does not undertake to update any forward looking statement.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). Management believes that certain non-GAAP measures and corresponding ratios that it uses to manage the business provide additional meaningful comparisons between current results and results in prior operating periods. More specifically, management believes these non-GAAP measures reflect fundamental business performance because they exclude certain items that affect comparability of results.

The non-GAAP measures that the Company is using to present operating results exclude certain items, such as asset impairment, exit and implementation costs primarily related to a restructuring program that began in the third quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the

Restructuring Program. Other excluded items pertain to the impact of divested businesses; asset impairment charges on certain long-lived assets; gains and losses on the sales of businesses; the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006; and earnings from discontinued operations in 2005.

The Company also uses organic net revenues and operating companies income (OCI) and corresponding growth ratios as non-GAAP measures. Organic net revenues is defined as net revenues excluding acquisitions; the impact of divestitures; currency impact; and asset impairment, exit and implementation costs. Management believes this measure reflects revenues on a go-forward basis and provides improved comparability of results.

Reported operating companies income (OCI) is defined as operating income before corporate expenses and amortization of intangibles. Management uses ongoing OCI to evaluate segment performance and allocate resources. Ongoing OCI at a segment level excludes the impact of divestitures; asset impairment, exit and implementation costs; and gains/losses on the sales of businesses. Management believes this measure helps investors analyze business segment performance and trends. Ongoing OCI on a total-Company (consolidated) basis does not exclude the impact of divestitures.

See the Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the quarter and nine months ended September 30, 2006, and September 30, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company is using may differ from non-GAAP measures that other companies use.

# # #

Schedule 1

KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended September 30,
(in millions, except per share data)
(Unaudited)

	2006	2005	%Change

Net revenues	$8,243	$8,057	2.3%
Cost of sales (a)	5,243	5,201	0.8%
Gross profit	3,000	2,856	5.0%
Marketing, administration and research costs (b)	1,724	1,630
Asset impairment and exit costs	125	26
Gain on redemption of UB investment	(251)	—
(Gains)/Losses on sales of businesses	3	—
Operating companies income	1,399	1,200	16.6%
Amortization of intangibles	1	4
General corporate expenses	41	48
Operating income	1,357	1,148	18.2%
Interest and other debt expense, net	134	139
Earnings from continuing operations before income taxes and minority interest	1,223	1,009	21.2%
Provision for income taxes	473	334
Earnings from continuing operations before minority interest	750	675	11.1%
Minority interest in earnings from continuing operations, net	2	1
Earnings from continuing operations	$748	$674	11.0%
Earnings from discontinued operations, net of income tax	—	—
Net earnings	$748	$674	11.0%

Basic earnings per share:
Continuing operations	$0.46	$0.40	15.0%
Discontinued operations	—	—
Loss on sale of discontinued operations	—	—
Net earnings	$0.46	$0.40	15.0%
Diluted earnings per share:
Continuing operations	$0.45	$0.40	12.5%
Discontinued operations	—	—
Loss on sale of discontinued operations	—	—
Net earnings	$0.45	$0.40	12.5%

Weighted average number of shares outstanding
- Basic	1,638	1,681	(2.6)%
- Diluted	1,648	1,689	(2.4)%

(a)                                  Includes implementation costs of $2 in 2006 and $8 in 2005

(b)                                 Includes implementation costs of $21 in 2006 and $8 in 2005

Schedule 2

KRAFT FOODS INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended September 30,
($ in millions, except per share data)
(Unaudited)

	Net	Diluted
	Earnings	EPS

2006 Earnings from continuing operations	$748	$0.45
2005 Earnings from continuing operations	674	0.40
% Change	11.0%	12.5%

Reconciliation:
2005 Earnings from continuing operations	$674	$0.40

- 2006 Asset impairment, exit & implementation costs - Restructuring	(94)	(0.06)

- 2005 Asset impairment, exit & implementation costs - Restructuring	28	0.02

- 2006 Gain on redemption of UB investment	148	0.09

- 2006 Gains/(Losses) on sales of businesses	(60)	(0.04)

- Shares outstanding	—	0.01

- Operations	52	0.03

2006 Earnings from continuing operations	$748	$0.45
2006 Earnings from discontinued operations	—	—
2006 Net earnings	$748	$0.45

Schedule 3

KRAFT FOODS INC.
and Subsidiaries
Volume By Business Segments
For the Quarters Ended September 30, (*)
(pounds in millions)
(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft
Volume
2006 Volume	763	725	610	404	650	3,152	511	699	1,210	4,362
2005 Volume	840	747	591	511	677	3,366	514	713	1,227	4,593
% Change	(9.2)%	(2.9)%	3.2%	(20.9)%	(4.0)%	(6.4)%	(0.6)%	(2.0)%	(1.4)%	(5.0)%

Divested Businesses:
- Impact of divestitures - 2005	—	(15)	—	(90)	(43)	(148)	—	—	—	(148)

Ongoing Volume
2006 Volume	763	725	610	404	650	3,152	511	699	1,210	4,362
2005 Volume	840	732	591	421	634	3,218	514	713	1,227	4,445
% Change	(9.2)%	(1.0)%	3.2%	(4.0)%	2.5%	(2.1)%	(0.6)%	(2.0)%	(1.4)%	(1.9)%

(*)    Prior period results have been restated for the new segment structure.

Schedule 4

KRAFT FOODS INC.
and Subsidiaries
Net Revenues by Business Segments
For the Quarters Ended September 30, (*)
($ in millions)
(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft

2006 Net Revenues	$731	$1,446	$1,232	$597	$1,585	$5,591	$1,544	$1,108	$2,652	$8,243
2005 Net Revenues	717	1,459	1,172	646	1,557	5,551	1,499	1,007	2,506	8,057
% Change	2.0%	(0.9)%	5.1%	(7.6)%	1.8%	0.7%	3.0%	10.0%	5.8%	2.3%

Reconciliation:
2005 Net Revenues	$717	$1,459	$1,172	$646	$1,557	$5,551	$1,499	$1,007	$2,506	$8,057

—Impact of divestitures—2005	—	(8)	—	(48)	(50)	(106)	—	(5)	(5)	(111)

—Currency impact	4	21	5	8	14	52	61	12	73	125

—Operations	10	(26)	55	(9)	64	94	(16)	94	78	172

2006 Net Revenues	$731	$1,446	$1,232	$597	$1,585	$5,591	$1,544	$1,108	$2,652	$8,243

(*)    Prior period results have been restated for the new segment structure.

Schedule 5

KRAFT FOODS INC.
and Subsidiaries
Operating Companies Income by Business Segments
For the Quarters Ended September 30, (*)
($ in millions)
(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft

2006 Operating Companies Income	$83	$233	$183	$176	$255	$930	$347	$122	$469	$1,399
2005 Operating Companies Income	106	194	198	197	253	948	143	109	252	1,200
% Change	(21.7)%	20.1%	(7.6)%	(10.7)%	0.8%	(1.9)%	100+ %	11.9%	86.1%	16.6%

Reconciliation:
2005 Operating Companies Income	$106	$194	$198	$197	$253	$948	$143	$109	$252	$1,200

—Impact of divestitures—2005	—	—	—	(6)	(19)	(25)	—	—	—	(25)
—Asset impairment and exit costs—2005	(1)	1	—	1	1	2	20	4	24	26
—Implementation costs—2005	2	2	—	1	6	11	4	1	5	16
	1	3	—	(4)	(12)	(12)	24	5	29	17

—Asset impairment and exit costs—2006	(8)	(14)	(22)	(5)	(13)	(62)	(62)	(1)	(63)	(125)
—Implementation costs—2006	(2)	(6)	(5)	(3)	(5)	(21)	(2)	—	(2)	(23)
—Gain on redemption of UB investment—2006	—	—	—	—	—	—	251	—	251	251
—Gains/(Losses) on sales of businesses—2006	—	—	—	—	(3)	(3)	—	—	—	(3)
	(10)	(20)	(27)	(8)	(21)	(86)	187	(1)	186	100

—Currency impact	1	4	2	2	3	12	5	3	8	20

—Operations	(15)	52	10	(11)	32	68	(12)	6	(6)	62

2006 Operating Companies Income	$83	$233	$183	$176	$255	$930	$347	$122	$469	$1,399

(*)    Prior period results have been restated for the new segment structure.

Schedule 6

KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings
For the Nine Months Ended September 30,
(in millions, except per share data)
(Unaudited)

		2006	2005	% Change

	Net revenues (a)	$24,985	$24,450	2.2%
	Cost of sales (b)	15,869	15,580	1.9%
	Gross profit	9,116	8,870	2.8%
	Marketing, administration and research costs (c)	5,115	5,072
	Asset impairment and exit costs	553	205
	Gain on redemption of UB investment	(251)	—
	(Gains)/Losses on sales of businesses	14	(115)
	Operating companies income	3,685	3,708	(0.6)%
	Amortization of intangibles	6	9
	General corporate expenses	127	144
	Operating income	3,552	3,555	(0.1)%
	Interest and other debt expense, net	377	489
	Earnings from continuing operations before income taxes and minority interest	3,175	3,066	3.6%
	Provision for income taxes	735	932
	Earnings from continuing operations before minority interest	2,440	2,134	14.3%
	Minority interest in earnings from continuing operations, net	4	3
	Earnings from continuing operations	$2,436	$2,131	14.3%
	Earnings from discontinued operations, net of income tax	—	25
	Loss on sale of discontinued operations, net of income tax	—	(297)
	Net earnings	$2,436	$1,859	31.0%

	Basic earnings per share:
	Continuing operations	$1.48	$1.26	17.5%
	Discontinued operations	—	0.01
	Loss on sale of discontinued operations	—	(0.17)
	Net earnings	$1.48	$1.10	34.5%
	Diluted earnings per share:
	Continuing operations	$1.47	$1.26	16.7%
	Discontinued operations	—	0.01
	Loss on sale of discontinued operations	—	(0.17)
	Net earnings	$1.47	$1.10	33.6%

Weighted average number of shares outstanding	- Basic	1,648	1,690	(2.5)%
	- Diluted	1,658	1,698	(2.4)%

(a)    Includes implementation costs of $1 in 2005

(b)    Includes implementation costs of $13 in 2006 and $34 in 2005

(c)    Includes implementation costs of $40 in 2006 and $26 in 2005

Schedule 7

KRAFT FOODS INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Nine Months Ended September 30,
($ in millions, except per share data)
(Unaudited)

	Net	Diluted
	Earnings	EPS
2006 Earnings from continuing operations	$2,436	$1.47
2005 Earnings from continuing operations	2,131	1.26
% Change	14.3%	16.7%

Reconciliation:
2005 Earnings from continuing operations	$2,131	$1.26

—2006 Asset impairment, exit & implementation costs—Restructuring	(331)	(0.20)

—2005 Asset impairment, exit & implementation costs—Restructuring	117	0.06

—2006 Asset impairments—Non-Restructuring	(78)	(0.05)

—2005 Asset impairments—Non-Restructuring	60	0.04

—2006 Gain on redemption of UB investment	148	0.09

—2006 Gains/(Losses) on sales of businesses	(70)	(0.04)

—2005 (Gains)/Losses on sales of businesses	(67)	(0.04)

—Change in tax rate	(66)	(0.04)

—Favorable resolution of the Altria Group, Inc. 1996-1999 IRS Tax Audit	405	0.24

—Shares outstanding	—	0.03

—Operations	187	0.12

2006 Earnings from continuing operations	$2,436	$1.47
2006 Earnings from discontinued operations	—	—
2006 Net earnings	$2,436	$1.47

Schedule 8

KRAFT FOODS INC.
and Subsidiaries
Volume By Business Segments
For the Nine Months Ended September 30, (*)
(pounds in millions)
(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft
Volume
2006 Volume	2,430	2,243	1,840	1,424	1,988	9,925	1,561	2,055	3,616	13,541
2005 Volume	2,572	2,312	1,778	1,761	1,986	10,409	1,582	2,069	3,651	14,060
% Change	(5.5)%	(3.0)%	3.5%	(19.1)%	0.1%	(4.6)%	(1.3)%	(0.7)%	(1.0)%	(3.7)%

Divested Businesses:
—Impact of divestitures—2006	—	(13)	—	(14)	(90)	(117)	—	—	—	(117)
—Impact of divestitures—2005	—	(80)	—	(326)	(130)	(536)	(7)	—	(7)	(543)

Ongoing Volume
2006 Volume	2,430	2,230	1,840	1,410	1,898	9,808	1,561	2,055	3,616	13,424
2005 Volume	2,572	2,232	1,778	1,435	1,856	9,873	1,575	2,069	3,644	13,517
% Change	(5.5)%	(0.1)%	3.5%	(1.7)%	2.3%	(0.7)%	(0.9)%	(0.7)%	(0.8)%	(0.7)%

(*)    Prior period results have been restated for the new segment structure.

Schedule 9

KRAFT FOODS INC.
and Subsidiaries
Net Revenues by Business Segments
For the Nine Months Ended September 30, (*)
($ in millions)
(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft

2006 Net Revenues	$2,345	$4,410	$3,676	$2,019	$4,729	$17,179	$4,550	$3,256	$7,806	$24,985
2005 Net Revenues	2,260	4,436	3,458	2,195	4,506	16,855	4,702	2,893	7,595	24,450
% Change	3.8%	(0.6)%	6.3%	(8.0)%	4.9%	1.9%	(3.2)%	12.5%	2.8%	2.2%

Reconciliation:
2005 Net Revenues	$2,260	$4,436	$3,458	$2,195	$4,506	$16,855	$4,702	$2,893	$7,595	$24,450

—Impact of divestitures—2006	—	8	—	8	89	105	—	—	—	105
—Impact of divestitures—2005	—	(50)	—	(201)	(151)	(402)	(12)	(15)	(27)	(429)

—Implementation costs—2005	—	—	—	—	1	1	—	—	—	1

—Currency impact	11	49	12	21	31	124	(186)	60	(126)	(2)

—Operations	74	(33)	206	(4)	253	496	46	318	364	860

2006 Net Revenues	$2,345	$4,410	$3,676	$2,019	$4,729	$17,179	$4,550	$3,256	$7,806	$24,985

(*)    Prior period results have been restated for the new segment structure.

Schedule 10

KRAFT FOODS INC.
and Subsidiaries
Operating Companies Income by Business Segments
For the Nine Months Ended September 30, (*)
($ in millions)
(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft

2006 Operating Companies Income	$345	$615	$568	$674	$666	$2,868	$562	$255	$817	$3,685
2005 Operating Companies Income	394	644	580	608	690	2,916	530	262	792	3,708
% Change	(12.4)%	(4.5)%	(2.1)%	10.9%	(3.5)%	(1.6)%	6.0%	(2.7)%	3.2%	(0.6)%

Reconciliation:
2005 Operating Companies Income	$394	$644	$580	$608	$690	$2,916	$530	$262	$792	$3,708

—Impact of divestitures—2005	—	(2)	—	(5)	(56)	(63)	(3)	—	(3)	(66)
—Asset impairment and exit costs—2005	3	9	2	105	5	124	67	14	81	205
—Implementation costs—2005	5	6	2	1	29	43	14	4	18	61
—(Gains)/Losses on sales of businesses—2005	—	(1)	—	2	—	1	(115)	(1)	(116)	(115)
	8	12	4	103	(22)	105	(37)	17	(20)	85

—Impact of divestitures—2006	—	—	—	(1)	35	34	—	—	—	34
—Asset impairment and exit costs—2006	(17)	(80)	(74)	(18)	(127)	(316)	(161)	(76)	(237)	(553)
—Implementation costs—2006	(6)	(7)	(9)	(7)	(9)	(38)	(11)	(4)	(15)	(53)
—Gain on redemption of UB investment—2006	—	—	—	—	—	—	251	—	251	251
—Gains/(Losses) on sales of businesses—2006	—	(8)	—	(1)	(5)	(14)	—	—	—	(14)
	(23)	(95)	(83)	(27)	(106)	(334)	79	(80)	(1)	(335)

—Currency impact	1	8	4	6	6	25	(24)	13	(11)	14

—Operations	(35)	46	63	(16)	98	156	14	43	57	213

2006 Operating Companies Income	$345	$615	$568	$674	$666	$2,868	$562	$255	$817	$3,685

(*)    Prior period results have been restated for the new segment structure.

Schedule 11

KRAFT FOODS INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)

	September 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$655	$316
Receivables	3,573	3,385
Inventory	3,857	3,343
Other current assets	874	1,109
Property, plant and equipment, net	9,809	9,817
Goodwill	25,740	24,648
Other intangible assets, net	10,075	10,516
Other assets	4,257	4,494

Total assets	$58,840	$57,628

Liabilities and Shareholders’ Equity
Short-term borrowings	$1,046	$805
Current portion of long-term debt	2,666	1,268
Due to Altria Group, Inc. and affiliates	475	652
Accounts Payable	2,376	2,270
Other current liabilities	4,308	3,729
Long-term debt	7,081	8,475
Deferred income taxes	5,689	6,067
Other long-term liabilities	4,801	4,769

Total liabilities	28,442	28,035

Total shareholders’ equity	30,398	29,593

Total liabilities and shareholders’ equity	$58,840	$57,628

Total debt	$11,268	$11,200
Debt/equity ratio	0.37	0.38
Capitalization (debt and equity)	$41,666	$40,793
Debt/capitalization ratio	0.27	0.27